Exhibit 10.2

Execution Copy

PARENT SHAREHOLDER VOTING AGREEMENT

This Parent Shareholder Voting Agreement (this “Agreement”), dated as of December 18, 2012 is entered into by and among Alterra Capital Holdings Limited, a Bermuda company (the “Company”), and each of the shareholders of Markel Corporation, a Virginia corporation (“Parent”), listed on Schedule A attached hereto (each, a “Shareholder” and, collectively, the “Shareholders”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement and Plan of Merger”) (as the same may be amended or amended and restated from time to time in accordance with its terms);

WHEREAS, each Shareholder is the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of (a) Parent Common Shares (such shares, together with any other securities of the Parent having voting rights acquired by such Shareholder (including Parent Common Shares acquired upon the vesting of any Parent Restricted Awards (as defined below) held by such Shareholder) after the Reference Date (as defined below) through the Effective Time, being collectively referred to herein as the “Shares”), (b) restricted Parent Common Shares, and (c) restricted stock units payable in Parent Common Shares (“Parent Restricted Awards”), as of the date hereof (the “Reference Date”) and as set forth opposite such Shareholder’s name on Schedule A attached hereto (“Schedule A”);

WHEREAS, obtaining the Parent Merger Vote is a condition to the consummation of the Merger; and

WHEREAS, each Shareholder has agreed to enter into this Agreement in order to induce the Company to enter into the Agreement and Plan of Merger and to induce the Company to consummate, and to cause Merger Sub to consummate, the transactions contemplated by the Agreement and Plan of Merger.

NOW, THEREFORE, in consideration of Parent and the Merger Sub entering into the Agreement and Plan of Merger and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Each Shareholder. Each Shareholder hereby represents and warrants to the Company as of the date of this Agreement as follows:

1.1 Title to the Shares. Such Shareholder is the beneficial owner of the Parent Common Shares, Parent Restricted Shares and Parent Restricted Awards set forth opposite the name of such Shareholder on Schedule A, which, as of the Reference Date, constitute all of the Parent Common Shares and other securities convertible into or exercisable for any Parent Common Shares, whether vested or unvested, owned of record or beneficially by such Shareholder.

1.2 Voting Matters. Except to the extent (x) any such Shares are held by a trust and either Shareholder is not the trustee or there are multiple trustees or (y) such Shareholder is deemed to be the beneficial owner of shares that are owned by another person, such Shareholder has the sole power to vote or cause to be voted the Shares set forth opposite the name of such Shareholder on Schedule A on the matters specified in Section 4.1 hereof, free and clear of any and all claims, liens, encumbrances or restrictions on the right to vote such Shares, except (a) as may exist by reason of this Agreement or (b) under applicable Law. In furtherance (and not in limitation) of the foregoing, such Shareholder represents and warrants to the Company that all proxies heretofore given in respect of any of its Shares, if any, are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof.

1.3 Authority Relative to this Agreement. Such Shareholder has the requisite legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

1.4 No Conflict. Except for any filings that may be required by applicable federal securities or antitrust laws, the execution and delivery of this Agreement by such Shareholder do not, and the performance of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, (a) require any consent or approval by, filing with, or notification to, any Governmental Entity or any other Person by such Shareholder, (b) to the extent such Shareholder is an Entity, violate or conflict with or result in any breach of any provision of the organizational documents of such Shareholder, (c) violate or conflict with, or result in any breach of or default (with or without notice or lapse of time or both) under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, or result in the creation of any claims, liens, encumbrances or restrictions on the right to vote such Shares under, any provision of any agreement to which such Shareholder is a party or any instrument, permit, concession, franchise or license of such Shareholder or (d) violate or conflict with any Law applicable to such Shareholder or to such Shareholder’s properties or assets, except in the case of the foregoing clauses (a), (c) and (d) only, for any of the foregoing as would not reasonably be expected to materially impair or restrict such Shareholder’s ability to perform its obligations under this Agreement.

1.5 Reliance by the Company. Such Shareholder understands and acknowledges that the Company is entering into the Agreement and Plan of Merger in reliance upon such Shareholder’s execution and delivery of this Agreement.

SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Shareholder as of the date of this Agreement as follows:

2.1 Organization. The Company is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda.

2.2 Authority Relative to this Agreement. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (b) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate corporate action by the board of directors of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the Shareholders party hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

2.3 No Conflict. Except for any filings that may be required by applicable federal securities or antitrust laws, the execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, (a) require any consent or approval by, filing with, or notification to, any Governmental Entity or any other Person by the Company, (b) violate or conflict with or result in any breach of any provision of the articles of incorporation or by-laws of the Company, (c) violate or conflict with, or result in any breach of or default (with or without notice or lapse of time or both) under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, any provision of any agreement to which the Company is a party or any instrument, permit, concession, franchise or license of the Company, or (d) violate or conflict with any Law applicable to the Company or its properties or assets, except, in the case of the foregoing clauses (a), (c) and (d) only for any of the foregoing as would not reasonably be expected to materially impair or restrict the Company’s ability to perform its obligations under this Agreement.

SECTION 3. Additional Agreements.

3.1 Restriction on Transfer. Each Shareholder hereby covenants and agrees that, during the Voting Period, such Shareholder shall not sell, transfer, tender, assign, hypothecate or otherwise dispose of (“Transfer”) any Shares or any interest therein or any other security convertible into or exercisable for any Parent Common Shares, or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature (an “Encumbrance”) with respect to the Shares or any interest therein or any other security convertible into or exercisable for any Parent Common Shares; provided, that, any Shareholder may Transfer all or any portion of its Shares to (a) an Affiliate of such Shareholder, (b) such Shareholder’s spouse, immediate family members or lineal descendants, (c) any trust or other entity, the beneficiaries or equity holders of which include only persons described in clause (b), in each case, if and only if the transferee of such Shares agrees in writing to be bound by the restrictions set forth in this Agreement (each such transferee, a “Permitted Transferee”), or (d) to satisfy the payment of withholding income or other applicable taxes resulting from the vesting or exercising of any Parent Restricted Awards beneficially owned by such Shareholder. Notwithstanding the foregoing, any Shares held by a trust as of the date hereof may be distributed to the beneficiaries thereof or otherwise Transferred (x) to the extent required by the terms of the applicable trust agreement or (y) in order to make distributions from the trust consistent with past practice; provided that, the total number of Shares that may be Transferred by all Shareholders pursuant to this sentence, together with the corresponding sentence included in Section 4.4, shall not exceed 50,000 Shares in the aggregate.

3.2 No Other Proxies. Each Shareholder hereby covenants and agrees, that during the Voting Period, except as otherwise specifically contemplated or permitted by this Agreement (including Section 4.1), such Shareholder shall not, and shall not offer or agree to, grant any proxy or power of attorney with respect to, deposit into a voting trust or enter into a voting arrangement, whether by proxy, voting agreement or otherwise, any Shares or any interest therein or any other securities convertible into or exercisable for any Parent Common Shares; provided that nothing in this Section 3.2 shall prevent such Shareholder from granting a proxy for Parent’s 2013 Annual Meeting of Shareholders with respect to matters not covered by Section 4.1.

3.3 Additional Shares. In the event of a share dividend or distribution, or any change in the Parent Common Shares by reason of any share dividend or distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any Parent Common Shares, the term “Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. For the avoidance of doubt, it is the intent of the parties that all Parent Common Shares or other securities convertible into or exercisable for any Parent Common Shares acquired by each Shareholder after the Reference Date through the Voting Period be subject to the provisions of this Agreement.

3.4 Shareholder Capacity; Shareholder Designees. All agreements and understandings made herein shall be made solely in a Shareholder’s capacity as a holder of the Shares. If a Shareholder is a director or officer of Parent, such agreements are not made in such Shareholder’s capacity as a director or officer of Parent. For the avoidance of doubt, the parties acknowledge and agree that (a) each (i) Shareholder who is a director shall be free to act in his or her capacity as a director of Parent in accordance with his or her duties to Parent, (b) nothing herein shall prohibit or restrict any person described in clause (a) above from taking any action in facilitation of the exercise of his or her duties under the Agreement and Plan of Merger (including under Section 5.4 thereof) or otherwise, (c) nothing herein shall prohibit or restrict any Shareholder who is an officer of Parent from taking any action, or failing to take any action, in his or her capacity as an officer of Parent and in facilitation of the exercise of his or her duties to Parent as such Shareholder determines in good faith is required to comply with the direction of Parent’s Board of Directors and (d) no action taken by any person described in clauses (a) through (c) above acting in the capacities described therein shall be deemed to be a breach or violation by a Shareholder of this Agreement.

SECTION 4. Voting Agreement; Proxy.

4.1 Voting Agreement. Each Shareholder hereby agrees that, from the date of this Agreement until the earlier of (x) the Effective Time and (y) the termination of this Agreement (the “Voting Period”), at any meeting of the shareholders of Parent or in any action by written consent of the shareholders of Parent, such Shareholder shall vote (or cause to be voted) all of its Shares:

(a) in favor of the Parent Share Issuance;

(b) in favor of adoption of any proposal in respect of which the Parent’s Board of Directors has (i) determined is designed to facilitate the consummation of the Parent Share Issuance, (ii) disclosed the determination described in clause (i) in the Joint Proxy Statement/Prospectus, Other Parent Filings or other written materials disseminated to all of the shareholders of Parent and (iii) recommended to be adopted by the shareholders of Parent;

(c) against any action or agreement that has or would be reasonably likely to result in any conditions to Parent’s obligations under Article VI of the Agreement and Plan of Merger not being fulfilled;

(d) against any Takeover Proposal; and

(e) against any amendments to the articles of incorporation or by-laws of Parent or other action, agreement, proposal or transaction involving Parent or any of its Subsidiaries that in any manner would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Parent Share Issuance or the other transactions contemplated by the Agreement and Plan of Merger or change, in any manner, the voting rights of any class of shares of Parent;

provided, that, if such Shareholder’s proxy has been granted to the Company under Section 4.2 (and such proxy remains effective in accordance therewith), such Shareholder shall have no obligations under this Section 4.1 with respect to the meeting of the shareholders of Parent for which such proxy has been granted.

4.2 Grant of Proxy.

(a) In furtherance of Section 4.1 of this Agreement, subject to Section 4.2(b) hereof and the proviso set forth below, each Shareholder hereby irrevocably grants to and appoints the Company and up to two of the Company’s designated representatives (the “Authorized Parties”), and each of them individually, as such Shareholder’s proxy (with full power of substitution and resubstitution) for and in the name, place and stead of such Shareholder, to attend all meetings of the shareholders of Parent and to vote the Shares at any meeting of the shareholders of Parent or in any action by written consent of the shareholders of Parent, during the Voting Period solely on the matters and in the manner specified in Section 4.1 hereof, in each case subject to applicable Law (the “Proxy”); provided that in the case of any meeting of the shareholders of Parent during the Voting Period at which a matter described in Section 4.1 is to be considered, such Shareholder’s grant of the Proxy contemplated by this Section 4.2(a) shall be effective if, and only if, such Shareholder has not delivered to the Secretary of Parent at least three Business Days before such meeting a duly executed proxy card previously approved by the Company (such approval not to be unreasonably withheld or delayed) voting such Shareholder’s Shares in the manner specified in Section 4.1. For the avoidance of doubt, the Proxy shall be effective for all actions by written consent of the shareholders of Parent during the Voting Period with respect to the matters set forth in Section 4.1.

(b) It is hereby agreed that the Authorized Parties will use any Proxy granted by any Shareholder solely in accordance with applicable Law and will only vote the Shares subject to such Proxy with respect to the matters and in the manner specified in Section 4.1 hereof. Subject to the foregoing sentence, following the grant of a Proxy under Section 4.2(a), the vote of an Authorized Party shall control in any conflict between the vote by an Authorized Party of such Shares and any other vote by such Shareholder of its Shares during the Voting Period.

(c) Each Shareholder hereby affirms that any Proxy granted under this Section 4.2 is given by such Shareholder in connection with, and in consideration of, the execution of the Agreement and Plan of Merger by the Company, and that any such Proxy will be given to secure the performance of the duties of such Shareholder under this Agreement.

(d) Any Proxy granted under this Section 4.2 by such Shareholder shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder. Any Proxy granted hereunder shall terminate, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, upon the termination of this Agreement.

(e) Each Shareholder hereby acknowledges that Parent has agreed, under Section 5.1 of the Agreement and Plan of Merger, to recognize the Proxy at any meeting of the shareholders of Parent during the Voting Period. Each Shareholder hereby further agrees that it will not intentionally take any action or fail to take any action with the primary purpose of causing Parent to fail to recognize such Proxy.

4.3 Other Voting. Each Shareholder shall vote on all issues other than those specified in Section 4.1 hereof that may come before a meeting of, or action by written consent by, the shareholders of Parent in its sole discretion; provided that such vote or consent does not contravene the provisions of this Section 4. For the avoidance of doubt, the Company shall not have the right to be granted any proxy of a Shareholder in connection with any such vote.

4.4 Lock-Up Agreement. Each Shareholder hereby covenants and agrees that if the Closing occurs, it shall not, before the date that is three (3) months following the Closing Date (the “Lock-Up Period”), Transfer, or create or permit to exist any Encumbrance with respect to, any Parent Common Shares, Parent Restricted Shares or Parent Restricted Award beneficially owned by such Shareholder; provided, that, during the Lock-Up Period any Shareholder may Transfer all or any portion of such Parent Common Shares (a) to a Permitted Transferee, (b) in any transaction required under applicable Law or approved by Parent or (c) to satisfy the payment of withholding income or other applicable taxes resulting from the vesting or exercising of any Parent Restricted Awards beneficially owned by such Shareholder. Notwithstanding anything to the contrary contained in this Agreement, the transfer restrictions set forth in this Agreement shall not apply following a Shareholder’s death, termination of employment by Parent, the Company or any of their respective Subsidiaries without “Cause” or due to a “Change in Control” or termination of employment by such Shareholder for “Good Reason” (in each case, as defined in the applicable agreements between the Company and such Shareholder). Notwithstanding the foregoing, any Shares held by a trust as of the date hereof may be distributed to the beneficiaries thereof or otherwise Transferred (x) to the extent required by the terms of the applicable trust agreement or (y) in order to make distributions from the trust consistent with past practice; provided that, the total number of Shares that may be Transferred by all Shareholders pursuant to this sentence, together with the corresponding sentence included in Section 3.1, shall not exceed 50,000 Shares in the aggregate.

SECTION 5. Further Assurances. Each Shareholder shall, from time to time, perform such further acts and execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request in writing for the purpose of effectuating the matters covered by this Agreement or that are necessary to vest in the Company the power to carry out and give effect to the provisions of this Agreement.

SECTION 6. Termination. This Agreement and the obligations hereunder shall automatically terminate on the first to occur of (a) the termination of the Agreement and Plan of Merger, (b) a written agreement between the Company and a Shareholder to terminate this Agreement (provided that in the case of this clause (b) any such termination shall be effective only with respect to such Shareholder or Shareholders party to such agreement to terminate, and not any other shareholder of Parent party to this Agreement or a similar agreement with the Company; provided further that any such termination that occurs after the Effective Time shall be deemed to be an amendment to Section 4.4 or any corresponding provision contained in such Shareholder’s voting agreement and shall be subject to Section 7.7, below), (c) the conclusion of the Lock-Up Period and (d) the amendment of the Agreement and Plan of Merger to increase or change the form of the Consideration to be paid to shareholders of the Company in connection with the Merger. The representations, warranties, obligations and agreements of the parties contained in this Agreement shall not survive any termination of this Agreement; provided that if this Agreement is terminated under clause (a) of the preceding sentence, no party shall be relieved from its liability for any willful and material breach of its obligations hereunder committed before such termination. For the avoidance of doubt: (A) the parties’ rights and obligations shall terminate with respect to Sections 4.1, 4.2 and 4.3 of this Agreement at the Effective Time, and (B) the Voting Period will automatically end when this Agreement is terminated in accordance with this Section 6.

SECTION 7. Miscellaneous.

7.1 Publication. Each Shareholder hereby permits the Company and Parent to publish and disclose in any proxy statement or prospectus (including any document or schedule filed with the SEC) or any other regulatory filings in connection with the Agreement and Plan of Merger such Shareholder’s identity and ownership of Parent Common Shares, the other information set forth on Schedule A, and the nature of its commitments, arrangements and understandings under this Agreement.

7.2 Expenses. All costs and expenses (including the fees and expenses of investment bankers, accountants and counsel) incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.3 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, including the Proxy and Schedule A, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that if there is any conflict between this Agreement and the Agreement and Plan of Merger, this Agreement shall control. This Agreement is intended to create a contractual relationship between each Shareholder, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto. Without limiting the generality of the foregoing, each Shareholder (i) is entering into this Agreement solely on its own behalf and, except as expressly set forth in this Agreement, shall not have any obligation to perform on behalf of any other shareholder of Parent and (ii) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with any other shareholder of Parent. Each Shareholder has acted independently regarding such Shareholder’s decision to enter into this Agreement. The Company acknowledges and agrees that (A) absent an express statement in a representation, warranty, covenant or agreement to joint liability between or among a group of Shareholders specifically identified by name in such representation, warranty, covenant or agreement, all representations, warranties, covenants and agreements of the Shareholders in this Agreement shall be made on a several, and not joint, basis and (B) in accordance with and subject to the foregoing, no Shareholder shall have any liability or obligation for any breach or violation of, or failure to perform under, this Agreement by any other Shareholder.

(b) This Agreement is not intended to, and shall not, confer upon any Person not a party hereto any rights or remedies hereunder.

7.4 Assignment. A Shareholder may not assign any rights or delegate any obligations under this Agreement without the prior written consent of the Company. Except as otherwise provided in Section 4.2 hereof, the Company may not assign any rights or delegate any obligations under this Agreement, in each case, with regard to a Shareholder without the prior written consent of such Shareholder. Any such purported assignment or delegation made in violation of the foregoing shall be null and void.

7.5 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns (including, for the avoidance of doubt, a Shareholder’s heirs, legal representatives, successors and assigns).

7.6 Amendment; No Waiver. This Agreement may not be amended except by an instrument in writing between the Company and any Shareholder; provided, that, any amendment shall be effective only with respect to the Shareholder(s) executing such amendment; provided, further, that, in the event that the Company shall agree with any other shareholder of Parent to amend this Agreement or a similar voting agreement, the Company shall offer all Shareholders the right to amend this Agreement on the same terms and conditions as those agreed upon between the Company and such other shareholder. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (b) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) by facsimile upon confirmation of receipt or (c) on the second Business Day following the date of dispatch if delivered by a recognized express courier service. All notices hereunder shall be delivered as set forth below or under such other instructions as may be designated in writing by the party to receive such notice.

if to the Company:

Alterra Capital Holdings Limited

2 Front Street

Hamilton HM 11 Bermuda

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Kerry E. Berchem, Esq.

                 Jeffrey L. Kochian, Esq.

if to a Shareholder, at its respective address set forth on Schedule A attached hereto.

7.9 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Virginia, without regard to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction. In furtherance of the foregoing, the parties hereby acknowledge and agree that it is their intent that the Chosen Courts (as defined below) not apply the internal affairs doctrine for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof.

7.10 Specific Performance; Submission to Jurisdiction. The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the discretion of the Chosen Courts, the parties shall be entitled to an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief. Each party irrevocably and unconditionally consents, agrees and submits to the jurisdiction of the state or federal courts in the City of Richmond or the County of Henrico, Virginia (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Chosen Courts. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such action or proceeding in the manner provided in Section 7.9 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

7.11 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, will be deemed to refer to December 18, 2012. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including Schedule A hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean the Company and each of the Shareholders, as the case may be.

7.12 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

ALTERRA CAPITAL HOLDINGS LIMITED

By:
Name:
Title:

[SHAREHOLDER]

Schedule A

Name and Address	Number of Parent Common Shares Owned as of December 18, 2012*	Number of Parent Restricted Awards Owned as of December 18, 2012	Number of Parent Restricted Shares Owned as of December 18, 2012
Alan I. Kirshner 4521 Highwoods Pkwy Glen Allen, VA 23060	25,558	0	0

J. Alfred Broaddus, Jr. 4114 Hanover Avenue Richmond, VA 23221	1,361	0	181

Douglas C. Eby 1530 33rd Street, NW Washington, DC 20007	224	0	181

Stewart M. Kasen 7101 Dubonnet Drive Boca Raton, FL 33433	6,148	0	181

Lemuel E. Lewis 9111 River Crescent Suffolk, VA 23433	2,918	0	181

Anthony F. Markel 4521 Highwoods Pkwy Glen Allen, VA 23060	117,565	0	0

Steven A. Markel 4521 Highwoods Pkwy Glen Allen, VA 23060	312,595	0	0

Darrell D. Martin 161 West Square Place Richmond, VA 23238	23,337	0	181

Jay M. Weinberg 20320 Fairway Oaks Dr., Apt. 333 Boca Raton, FL 33434	3,664	0	181

Debora J. Wilson 4770 E. Conway Dr., NW Atlanta, GA 30327	1,160	0	181

F. Michael Crowley 4521 Highwoods Pkwy Glen Allen, VA 23060	2,473	5,581	0

Thomas S. Gayner 4521 Highwoods Pkwy Glen Allen, VA 23060	26,738	9,655	0

Richard R. Whitt, III 4521 Highwoods Pkwy Glen Allen, VA 23060	6,680	3,295	0

Gerard Albanese 4521 Highwoods Pkwy Glen Allen, VA 23060	6,826	3,290	0

Name and Address	Number of Parent Common Shares Owned as of December 18, 2012*	Number of Parent Restricted Awards Owned as of December 18, 2012	Number of Parent Restricted Shares Owned as of December 18, 2012

Bradley J. Kiscaden 4521 Highwoods Pkwy Glen Allen, VA 23060	3,395	2,078	0

Anne G. Waleski 4521 Highwoods Pkwy Glen Allen, VA 23060	2,151	1,532	0

Britton L. Glisson 4521 Highwoods Pkwy Glen Allen, VA 23060	10,650	2,628	0

* Includes shares held in trusts, if applicable, where individual is a trustee, beneficiary or partial beneficiary, even if shares can be beneficially disclaimed. Includes shares held by spouses, if applicable, even can be beneficially disclaimed. Includes shares held in 401(k)s, if applicable, as of September 30, 2012.